Exhibit 99.1

       American Spectrum Realty Reports Sale of Second San Diego Property;
                        Sorrento II Sold for $18,300,000


     HOUSTON--(BUSINESS WIRE)--Jan. 17, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today the sale of its remaining San Diego property, Sorrento II, on January 13, 2006. As previously reported, Mira Mesa was sold on January 6, 2006.
     Sorrento II, an 88,073 square foot industrial property located in San Diego, California was sold for $18.3 million. The sale generated net proceeds of approximately $2.7 million, of which approximately $1.8 million is being held in escrow to assist the funding of a future acquisition in a tax-deferred exchange. The Company anticipates a gain will be recognized during the first quarter of 2006 related to the sale.
     American Spectrum Realty, Inc. is a real estate investment and management company that currently owns 20 office, industrial, and retail properties aggregating over 1.5 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


    CONTACT: American Spectrum Realty, Inc.
             William J. Carden, Chairman, 713-706-6200